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                                                                     Exhibit 5.1

                                November 24, 1998



SpeedFam International, Inc.
305 North 54th Street
Chandler, Arizona  85226


         Re:               SpeedFam International, Inc.
                         Form S-8 Registration Statement
                           (1934 Act File No. 0-26784)

Gentlemen:

         We have acted as counsel for SpeedFam International, Inc. (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") of the Company which is being filed with the Securities and Exchange Commission on November 24, 1998, covering up to 500,000 shares of the Company's Common Stock, without par value (the "Shares"), issuable to eligible employees of the Company who are participants in the 1995 Employee Stock Purchase Plan of SpeedFam International, Inc. (the "Purchase Plan").

         As such counsel, we have examined such corporate records and other documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based on the foregoing, we are of the opinion that the Shares, when issued and sold pursuant to, and for the consideration expressed in the Purchase Plan, will constitute legally issued, fully paid and nonassessable shares of the Common Stock, without par value, of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Respectfully submitted,




                                          CHAPMAN AND CUTLER